SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this "Agreement"), dated as of the 1st day of January, 2005 ("Effective Date"), by and among Advanced Communication Technologies, Inc., a Florida Corporation ("ACT" or the "Company".), Wayne I. Danson ("Executive") and Danson Partners, LLC ("DPL").

                                   WITNESSETH

      WHEREAS, Executive is a principal of DPL and DPL provides Executive's services to business organizations on a consulting basis; Executive presently serves as President and Chief Financial Officer of ACT on such basis;

      WHEREAS, in contemplation of closing certain acquisition transactions contemplated by ACT, the parties wish to revise, modify and restate the arrangement pursuant to which Executive serves as President and Chief Executive Officer of ACT.

      NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Engagement.

            (a) DPL agrees to provide the services of Executive to ACT, Executive agrees to perform such services, and ACT hereby engages DPL and Executive to provide such services, all on the terms and conditions contained in the Agreement.

            (b) Executive shall serve as Chief Executive Officer, President and Chief Financial Officer of ACT. In addition, ACT will take all necessary action to cause Executive to continue as a member of ACT's Board of Directors ("the Board") during the term of this Agreement, and if so elected, Executive shall serve ACT as a director.

            (c) In addition to his positions set forth in Paragraph (a), Executive shall at the request of the Board serve as an officer or director of any subsidiary or subsidiaries of ACT, without additional compensation and subject to any policy of the Compensation Committee of the Board (the "Compensation Committee") with regard to directors' fees.

      2. Term. The initial term of this Agreement shall commence on the Effective Date and expire on the second anniversary thereof (the "Engagement Period"), unless earlier terminated in accordance with its terms.

      3. Employment and Duties.

            3.1. Duties and Responsibilities.

                  (a) Executive shall perform all duties and functions customary for executives holding similar offices with similarly situated companies. In addition, Executive shall perform such duties and accept such responsibilities reasonably related to and consistent with his positions as may be directed or assigned by the Board. The Executive shall report solely to the Board and its committees.


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                  (b) During the Engagement Period, Executive shall serve ACT faithfully and to the best of his ability; to use his best efforts to carry out his duties and responsibilities and shall devote such working time, attention and energy to his services for the Company and the benefit and business of the Company as shall be reasonably required; and shall use his best efforts, skills and ability to promote its interests and to perform such duties as from time to time may be reasonably assigned to him and are consistent with his titles and positions with the Company. The parties acknowledge that Executive is engaged in other consulting and business activities on behalf of DPL and otherwise; however, Executive is required to devote a minimum of forty (40) hours per week to his duties on behalf of the Company. Executive shall use reasonable efforts to be available as and at all times when the Company requires his services and to avoid engagements which could materially impair his ability to perform all services necessary to fulfill his duties under this Agreement. The hiring of any employee or independent contractor to perform any of the services currently perform by Executive/DPL hereunder shall require the prior approval of the Company's Board.

                  (c) During the Engagement Period, in addition to any other duties or responsibilities the Company gives to Executive, Executive shall be required to sign, and shall sign, all certifications and such other documents or instruments required of the Chief Executive Officer (unless the Company engages another individual as Chief Executive Officer) and/or a Chief Financial Officer of a public company or otherwise by (i) the Securities and Exchange Commission,
(ii) any exchange or association on which the Company's shares of capital stock are listed, (iii) any federal, state or local authority, (iv) any other governmental, quasi-governmental or non-governmental entity or organization (foreign or domestic) that regulates or has authority over the Company, and/or
(v) the Company in connection with any of the foregoing.

            3.2. Observance of Rules and Regulations. Executive agrees to observe and comply with all rules and regulations of the Company with respect to the performance of his duties.

      4. Compensation; Expenses; Relationship.

            4.1 Base Fee. As compensation for the services to be rendered hereunder by Executive, during the Engagement Period the Company shall pay to DPL an annual base fee (the "Base Fee") of $250,000. The Base Fee shall be payable in equal monthly installments of $20,833 per month.

            4.2. Fixed Bonus. DPL shall receive (i) a cash bonus of $250,000, including the $50,000 paid in July 2004 and $75,000 paid in January 2005, with the remaining $125,000 to be earned as of August 1, 2005 and paid on or before August 31, 2005. In addition, DPL shall receive a share bonus of 200,000,000 shares of ACT's restricted common stock contemporaneously with the execution of this Agreement. All shares shall be fully vested upon issuance.

            4.3. Discretionary Bonus Compensation.


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

                  (a) For each fiscal year or portion thereof after the Effective Date and during the Engagement Period, the Company may pay to DPL an annual performance bonus, in cash and/or restricted stock of ACT, in an amount determined at the sole discretion of the Compensation Committee, taking into account such factors as it considers appropriate, including but not necessarily limited to, Executive's contribution to ACT's consolidated net earnings and stock appreciation during such fiscal year (the "Performance Bonus").

                  (b) In addition to the Performance Bonus, the Company may grant cash bonuses, restricted shares of common stock of ACT, or options to DPL in consideration for Executive's services, with a vesting schedule and other terms established by the Compensation Committee in its sole discretion (the "Incentive Bonus").

                  (c) DPL acknowledges that the granting, and the amount, of any Performance Bonus and Incentive Bonus, or either of them, shall at all times be determined by the Compensation Committee in its sole discretion and without obligation. The Company shall pay any Performance Bonus and Incentive Bonus granted to DPL within thirty (30) days after the Company's audited results for the applicable fiscal year are delivered to the Company, but in no event later than October 15 of the immediately following fiscal year, unless otherwise agreed by the parties.

      4.4. Life Insurance.

                  (a) During the Engagement Period, the Company shall provide term life insurance on the life of Executive with a death benefit equal to $2,000,000. The Company shall pay all premiums with respect to such life insurance. DPL, or its designee, shall at all times be the beneficiary of such life insurance.

                  (b) In addition to Section 4(a) above, the Company shall maintain "key man" life insurance on the life of Executive with a death benefit equal to $2,000,000. The Company shall pay all premiums with respect to such life insurance. The Company shall at all times be the beneficiary of such "key man" life insurance.

      4.5. Other Benefits. As Executive is not an employee of the Company, Executive generally shall not be eligible to participate in any life and health insurance programs or other so-called "fringe benefit programs" that the Company makes available to all of its executives of similar seniority.

      4.6. Business Expenses. Executive and/or DPL will be reimbursed, in accordance with the Company's expense reimbursement policy, for business expenses that have been pre-approved by the Board upon presentation of vouchers or other documents reasonably necessary to verify the expenditures and sufficient, in form and substance, to satisfy Internal Revenue Service requirements for such expenses.

      4.7. No Withholding. The Company will not withhold from the fees paid to DPL pursuant to this agreement any sum for income tax, unemployment insurance, Social Security or any other withholding generally applicable to compensation paid to employees pursuant to any law or requirement of any governmental body. DPL will determine and submit such reports and returns, make any necessary payments and maintain any records in connection with the fees paid to it and compensation paid by DPL to executive, as may be required by any local, state or federal government or agency thereof. The Company will provide to DPL reports on Form 1099, as required by federal law, and analogous forms, if any, applicable to state tax, with respect to any amounts paid to DPL pursuant to of this Agreement.

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

      4.8. Relationship. The parties hereto do not intend to create hereby any partnership or joint venture between themselves with respect to the subject matter hereof. No relationship of "employer" and "employee" is created by this Agreement. It is specifically understood and agreed that DPL has been engaged by ACT hereunder as an independent contractor, and that the appropriate relationship between DPL and Executive shall be determined by them, and ACT has no responsibility for such determination.

      4.9. Director's Services. Executive is currently acting as a director on Company's Board. Neither DPL nor Executive shall be separately compensated for Executive's director services, and Executive's director services shall be deemed fully compensated by the compensation provided to DPL and/or Executive hereunder.

      5. No Competitive Activities; Confidentiality; Invention

      5.1. General Restriction. During the Engagement Period, and for a period of two (2) years thereafter, DPL and Executive each covenants and agrees that, except on behalf of the Company, it or he will not, directly or indirectly:

            (a) Competing Business. Own, manage, operate, control, participate in the ownership, management, operation or control of, be employed by, or provide services as a consultant to, any individual or business that is involved in business activities that are the same as, similar to or in competition with, directly or indirectly, with any business activities conducted, or actively being planned, by the Company during the Restricted Period (it being acknowledged that the Company's business is national in scope). The ownership of less than five percent (5%) of the outstanding stock of any public corporation shall not be deemed a violation of this provision.

            (b) Soliciting Customers. Attempt in any manner to contact or solicit any individual, firm, corporation or other entity (i) that is or has been, a customer of the Company at any time during the Engagement Period, (ii) to which a proposal has been made by the Company during the Engagement Period or
(iii) appearing on the Company's new business target, as such list has been prepared and maintained in accordance with the Company's past practice, for the purpose of providing services or products similar to the services and products provided by the Company, or engaging in any activity which could be, directly or indirectly, competitive with the business of the Company.

            (c) Interfering with Other Relations. Persuade or attempt to persuade any supplier, vendor, licensor or other entity or individual doing business with the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business relationships and activities of the Company.

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            (d) Employees. Attempt in any manner to solicit any individual, who is at the time of such attempted solicitation, or at any time during the one (1) year period preceding the termination of Executive's service, an employee or consultant of the Company, to terminate his or her employment or relationship with the Company, or engage such individual, as an employee or consultant. Cooperate with any other person in persuading, enticing or aiding, or attempting to persuade, entice or aid, any employee of or consultant to the Company to terminate his or her employment or business relationship with the Company, or to become employed as an employee or retained as a consultant by any person other than the Company

            (e) Exceptions. Nothing in paragraphs (a) through (d) shall prohibit DPL or Executive from providing tax accounting, financial accounting or tax consulting services to any business or person. Nothing in paragraph (d) shall prohibit DPL or Executive from engaging in any business relationship with Martin Nielson, Altos Bancorp, Inc and Altos Growth Corporation which is not in violation of Martin Nielson's employment agreement with ACT or its subsidiaries, or any agreement between either of such corporation and ACT.

      5.2. Confidentiality Agreement. DPL and Executive shall not, either during the Engagement Period or at any time thereafter, use or disclose to any third person any Confidential Information of the Company, other than at the direction of the Company, or pursuant to a court order or subpoena, provided that Executive will give notice of such court order or subpoena to the Company prior to such disclosure. Upon the termination of Executive's service with the Company for any reason, Executive shall return any notes, records, charts, formulae or other materials (whether in hard copy or computer readable form) containing Confidential Information, and will not make or retain any copies of such materials. Without limiting the generality of the foregoing, the parties acknowledge that the Company from time to time may be subject to agreements with its customers, suppliers or licensors to maintain the confidence of such other persons' confidential information. The terms of such agreements may require that the Company's employees, consultants, contractors and other personnel, including Executive, be bound by such agreements, and Executive shall be deemed so bound upon notice to him of the terms of such agreements. The term "Confidential Information" as used herein shall mean any confidential or proprietary information of the Company whether of a technical, engineering, operational, financial or economic nature, including, without limitation, all prices, discounts, terms and conditions of sale, trade secrets, know-how, customers, inventions, business affairs or practices, systems, products, product specifications, designs, plans, manufacturing and other processes, data, ideas, details and other information of the Company. Confidential Information shall not include information which can be proven by Executive to have been developed by his own work as of the Effective Date completely independent of its disclosure by the Company or which is in the public domain, provided such information did not become available to the general public as a result of Executive's breach of this Paragraph 5.2.

      5.3. Disclosure of Innovations. Executive shall make prompt and full disclosure to the Company and solely the Company of all writings, inventions, processes, methods, plans, developments, improvements, procedures, techniques and other innovations of any kind that Executive may make, develop or reduce to practice, alone or jointly with others, at any time during the Engagement Period and for a period of one (1) year thereafter, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (collectively, "Innovations"). Examples of Innovations shall include, but are not limited to, discoveries, research, formulas, tools, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software.

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      5.4. Assignment of Ownership of Innovations. All Innovations shall be the sole and exclusive property of the Company. Executive hereby assigns all rights, title or interest in and to the Innovations to the Company. At the Company's request and expense, during the Engagement Period and at any time thereafter, Executive will assist and cooperate with the Company in all respects and will execute documents and give testimony to obtain, maintain, perfect and enforce for the Company any and all patent, copyright, trademark, trade secret and other legal protections for the Innovations.

      5.5. Remedies. Executive acknowledges that the restrictions contained in the foregoing paragraphs 5.1 through 5.4, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that the legal remedies for a breach of any of the provisions of this section 5 will be inadequate and that such provisions may be enforced by restraining order, injunction, specific performance or other equitable relief. Such equitable remedies shall be cumulative and in addition to any other remedies which the injured party or parties may have under applicable law, equity, this Agreement or otherwise. Executive shall not, in any action or proceeding to enforce any of the provisions of this Paragraph 5, assert the claim or defense that an adequate remedy at law exists. The prevailing party shall be entitled to recover its legal fees and expenses in any action or proceeding for breach of this section 5.

      5.6. Company Property. All Confidential Information; all Innovations; and all correspondence, files, documents, advertising, sales, manufacturers' and other materials or articles or other information of any kind, in any media, form or format furnished to Executive by the Company, which may not deemed confidential, shall be and remain the sole property of the Company ("Company Property"). Upon termination or at the Company's request, whichever is earlier, Executive shall immediately deliver to the Company all such Company Property.

      5.7. Public Policy/Severability. The parties do not wish to impose any undue or unnecessary hardship upon Executive following his departure from the Company's service. The parties have attempted to limit the provisions of this section 5 to achieve such a result, and the parties expressly intend that all provisions of this section 5 be construed to achieve such result. If, contrary to the effort and intent of the parties, any covenant or other obligation contained in this section 5 shall be found not to be reasonably necessary for the protection of the Company, to be unreasonable as to duration, scope or nature of restrictions, or to impose an undue hardship on Executive, then it is the desire of the parties that such covenant or obligation not be rendered invalid thereby, but rather that the duration, scope or nature of the restrictions be deemed reduced or modified, with retroactive effect, to render such covenant or obligation reasonable, valid and enforceable. The parties further agree that in the event a court, despite the efforts and intent of the parties, declares any portion of the covenants or obligations in this section 5 invalid, the remaining provisions of this section 5 shall nonetheless remain valid and enforceable.

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      6. Termination.

      6.1. Termination For Cause. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated prior to the expiration of the Engagement Period upon seven (7) days' prior written notice from the Company to DPL and Executive for "cause," at which time the Company shall have no further obligations or liabilities to DPL or Executive whether under this Agreement or otherwise and DPL and Executive's right to further compensation and benefits hereunder shall immediately cease, other than payment of Base Fees accrued, and reimbursement of expenses incurred in accordance with Paragraph 4.6, prior to the effective date of termination of this Agreement (the "Termination Date"). As used herein and throughout this Agreement, the term "cause" shall mean (i) any act or omission by Executive that constitutes malfeasance, misfeasance or nonfeasance in the course of Executive's duties hereunder, or in the judgment of the Board, Executive has been grossly negligent (including habitual neglect of duties), incompetent or insubordinate in carrying out his duties hereunder, (ii) a material breach of this Agreement by DPL or Executive that is not cured within ten (10) days of receipt of notice thereof,
(iii) Executive's or DPL's breach of a fiduciary duty owed to the Company or its affiliates, or (iv) Executive's or DPL's conviction of, or pleading nolo contendere to, a criminal offense or crime constituting a misdemeanor or felony, or conviction in respect to any act involving fraud, dishonesty or moral turpitude (other than minor traffic infractions or similar minor offenses).

      6.2. Termination Without Cause or for Good Reason.

            (a) Without Cause. This Agreement may be terminated by the Company without cause and for any reason or no reason prior to the expiration of the Engagement Period upon thirty (30) days' prior written notice from the Company to DPL and Executive.

            (b) Good Reason. This Agreement may be terminated upon seven (7) days' prior written notice from the DPL or Executive to the Company for "Good Reason," which notice must be given within thirty (30) days after the occurrence of the event giving rise to the "Good Reason." As used herein, Good Reason shall mean the occurrence of any of the following without Executive's consent: (i) a material reduction in Executive's duties or authority, or a change in reporting relationship which requires Executive to report to any person or persons other than the Board or a Committee of the Board, ; (ii) a requirement which that Executive be relocated to an office outside of the New York City metropolitan area,; (iii) a reduction in Base Fees; (iv) or the Company is a party to a merger or consolidation in which it is not the surviving entity, and the surviving or new entity does not undertake to assume and perform the Company's obligations under this Agreement.

            (c) Compensation. In the event that the Company terminates this Agreement without cause or Executive or DPL terminates for Good Reason (other than in connection with a Change in Control as described in paragraphs (d) and
(e), below) , the Company shall pay to DPL any Base Fees accrued, expenses incurred in accordance with Paragraph 4.6, prior to the Termination Date, and any unpaid bonus fees owed for a prior fiscal year "Accrued Payments"), which amounts, if any, shall be payable in cash to DPL in a lump sum no later than 30 days after the Termination Date. In addition, Company shall pay DPL an amount of Base Fees which would have been payable to DPL during the twelve (12) month period immediately following the Termination Date ("Severance Payment"). If Executive or DPL terminates this Agreement for Good Reason, the Severance Payment shall be paid in cash in a lump sum no later than 30 days after the

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Termination Date. If the Company terminates without cause, the Severance Payment shall be payable in cash to Executive in equal monthly installments on the first business day of each calendar month during the twelve (12) month period immediately following the Termination Date. Except as provided in the preceding sentence, the Company shall have no further obligations or liabilities to Executive whether under this Agreement or otherwise and Executive's right to further compensation and benefits hereunder (including, but not limited to, unvested stock) shall immediately cease. (d) In the event that within three months prior to, or twelve months following, a Change in Control (as defined below), the Company terminates this Agreement without cause, including the Company's refusal or failure to renew for at least one year upon expiration of an Engagement Term occurring during such time period), or DPL or Executive terminates this Agreement for Good Reason under clause (iii) or (iv) of paragraph 6.2(b), the Severance Payment shall be shall be increased to an amount which, when added to the Base Fees paid to DPL from the date of Change of Control to the Termination Date, if any, equals 299% of the amount of Base Fees which would have been payable to DPL during the twelve (12) month period immediately following the Termination Date . In addition, upon a termination described in this paragraph (d), all unvested stock options or stock awards held by either DPL or Executive shall immediately become accelerated and vested. Any payment due pursuant to this paragraph (d) shall be paid in a lump sum within 30 days of the last to occur of the termination or Change in Control.

            The following are examples of the application of paragraph (d). All examples assume a base salary of $250,000.

            Example 1. The Company terminates this Agreement without cause on January 1, 2006, and pays the January and February monthly Severance Payment of $20,833 each month. On March 1, 2006, a Change in Control occurs. The Company pays a lump sum of $705,834 [(299% x $250,000)-($41,666).

            Example 2. The Company Terminates this Agreement without cause on the same day as the Change in Control occurs. The Company pays a lump sum of $747,500.

            Example 3. A Change in Control occurs on August 1, 2006. Executive continues to provide services and the Company continues to pay base salary through December 31, 2006, the termination date of this Agreement. The Company refuses to renew this Agreement for one year, after December 31, 2006. The Company pays a lump sum of $643,335 [(299% x $250,000 - (5 x $20,833)].

            Example 4. A Change in Control occurs August 1, 2005. The Company terminates without cause on September 1, 2006. Because this is more than 12 months after the Change in Control, the Company pays only the ordinary Severance Payment, which is paid monthly for 12 months thereafter.

                  (e) As used in this Agreement, "Change in Control" means any one of the following:


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                        (i) Any "person" as such term is used in Sections
13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (i) the Company, (ii) the officers and directors of the Company on the date of this Agreement, (iii) any trustee or other fiduciary holding securities under an Executive benefit plan of the Company, (iii) any company owned, directly or indirectly, by the share owners of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty five percent (25%) or more of the combined voting power of the Company's then outstanding securities;

                        (ii) The share owners of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined in subsection (i) above) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                        (iii) The share owners of the Company approve a plan of liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                        (iv) The Current Director Group constitute less than
50% of the members of the Board. The term "Current Director Group" as used herein shall mean any person who is a member of the Board on the effective date and/or any other person (a) who is appointed a director of ACT by action of the Board with the approval of a majority of the Current Director Group then serving on the Board, in their capacities as directors, including members of the Board appointed under this clause (a) and the following clause (b), or (b) who is nominated for election as a director of ACT by action of the Board with the approval of a majority of the Current Director Group then serving as directors of ACT, in their capacities as directors, including members of the Board appointed under the preceding clause (a) or this clause (b).

Notwithstanding the foregoing, a Change in Control shall not include any transaction under subparagraphs (ii) or (iii) unless Executive and DPL have voted their shares of the Company against such transaction, or any triggering change in the Current Director Group under subparagraph (iv), unless Executive, as a Director, shall not have had a vote with respect to, or shall have voted against, the members whose addition to the Board subsequent to the effective date causes the Current Director Group to "constitute less 50% of the members of the Board."

      6.3. Termination of Other Positions. Upon the Termination Date, Executive hereby resigns from all positions as officer, director or employee Executive may then hold with the Company or its subsidiaries, and as fiduciary of any benefit plan of the Company. Executive shall promptly execute any further documentation as requested by the Company and, if Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

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      7. Disability or Death.

      7.1. Disability. If, during the Engagement Period, Executive becomes disabled or incapacitated as determined under the Company's Long Term Disability Policy, whether or not such Policy covers Executive ("Permanently Disabled"), the Company shall have the right at any time thereafter (but in no event less than 120 days after the event causing such disability or incapacity), so long as Executive is then still Permanently Disabled, to terminate this Agreement upon thirty (30) days' prior written notice to DPL. In the event the Company does not have a Long Term Disability Policy at the time of the event causing the Executive to become Permanently Disabled, "Permanently Disabled" shall mean Executive's inability to fully perform his duties and responsibilities hereunder to the full extent required by the Company by reason of illness, injury or incapacity for 120 consecutive days or for more than six (6) months during any twelve (12) month period. If the Company elects to terminate this Agreement in the event that Executive becomes Permanently Disabled, the Company shall have no further obligations or liabilities to DPL or Executive, whether under this Agreement or otherwise, other than payment to DPL of the Accrued Payments, which Accrued Payments shall be paid to DPL in accordance with Section 6.2.

      7.2. Death. If Executive dies during the Engagement Period, this Agreement shall automatically terminate as of the date of Executive's death, and the Company shall have no further obligations or liabilities to DPL or Executive, whether under this Agreement or otherwise, other than payment of the Accrued Payments, which Accrued Payments shall be paid to DPL in accordance with Section 6.2.

      8.Indemnification. Each of the Company, on one hand, and DPL and Executive on the other, shall indemnify the other for any losses, damages, liabilities, judgments, claims, costs, penalties and expenses incurred by such other party (including, without limitation, costs and reasonable attorneys' fees and costs), resulting from the indemnifying party's failure to perform any of their obligations contained in this Agreement. The Company shall be obligated to indemnify Executive and DPL against those liabilities incurred in connection with any proceeding to which either is made a party as the result of Executive's performing his duties hereunder solely in accordance with, and as permitted by, the Company's articles of incorporation. As soon as practicable, Company shall use commercially reasonable efforts to obtain directors' and officers' insurance in amounts equal to amounts maintained by publicly companies similarly situated to that of ACT.

      9.Governing Law. This Agreement shall be governed by the internal laws of the State of New York. Any action to enforce any term hereof shall be brought exclusively within the state or federal courts of New York to which jurisdiction and venue all parties hereby submit themselves.

      10. Binding Effect. Except as otherwise herein expressly provided, this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

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      11. Assignment. Any assignee of the Company shall have the right to enforce the restrictive covenants set forth in this Agreement, and the Company shall have the right to assign this Agreement and the right to enforce such covenants to any successor or assign of the Company.

      12. Notices. All notices, designations, consents, offers, acceptances, waivers or any other communication provided for herein, or required hereunder, shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, overnight courier, or delivered by hand to (i) Executive at his last known address on the books of the Company or (ii) the Company at its principal place of business.

      13. Additional Documents. Each of the parties hereto agrees to execute and deliver, without cost or expense to any other party, any and all such further instruments or documents and to take any and all such further action reasonably requested by such other of the parties hereto as may be necessary or convenient in order to effectuate this Agreement and the intents and purposes thereof.

      14. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and such counterparts may be delivered by facsimile transmission, which facsimile copies shall be deemed originals.

      15. Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties and supersedes any and all prior agreements, discussions, negotiations, commitments and understandings among the parties hereto with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties concerning the subject matter hereto, which are not fully expressed herein or in any supplemental written agreements of even or subsequent date hereof.

      16. Severability. If any provision of this Agreement, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

      17. Modification. This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by all parties.

      18. Contract Headings. All headings of the Paragraphs of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.

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

      19. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      20. Representation of Executive. Executive, with the full knowledge that the Company is relying thereon, represents and warrants that he has not made any commitment inconsistent with the provisions hereof and that he is not under any disability which would prevent him from entering into this Agreement and performing all of his obligations hereunder.

      21. Joint Participation in Drafting. Each party to this Agreement participated in the drafting of this Agreement. As such, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement.

                            [Signature Page Follows]

      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                                    DANSON PARTNERS, LLC.


                                    By: s/s Wayne I. Danson
                                         ------------------------------
                                        Name: Wayne I. Danson
                                        Title:  Authorized Signer


                                     ADVANCED COMMUNICATIONS TECHNOLOGIES,
                                      INC.


                                    By: s/s Randall Prouty
                                         ------------------------------
                                        Name: Randall Prouty
                                        Title: Chairman - Compensation Committee


                                    EXECUTIVE:



                                    s/s Wayne I. Danson



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